Press Release

Contacts:

Investors	Media
Investor Relations Department	Denise DesChenes
(800) 451-3801	Nathaniel Garnick
Sard Verbinnen & Co

(212) 687-8080

FOAMEX COMMENTS ON 2007 YEAR-END RESULTS AND

ADDITIONAL CAPITAL COMMITMENTS

LINWOOD, PA, February 13, 2008 – Foamex International Inc. (OTC: FMXL), a leading manufacturer of flexible polyurethane and advanced polymer foam products, today announced that it expects Foamex L.P., the Company’s primary operating subsidiary, to achieve the requisite level of Consolidated EBITDA for 2007, as defined in Foamex L.P.’s credit agreements, to be in compliance with its financial covenants as of year-end. Under Foamex L.P.’s credit agreements, the minimum amount of Consolidated EBITDA for compliance with its financial covenants as of the end of the fourth quarter of 2007 is approximately $97 million.

The Company also significantly exceeded its targets for debt reduction in 2007. Previously, the Company anticipated that its net debt would be under $560 million by the end of 2007. Net debt as of December 30, 2007 was approximately $529 million and gross debt was approximately $534 million. Commenting on the debt reduction, Bob Larney, Executive Vice President and Chief Financial Officer of Foamex, said “I’m pleased with the Company’s strong ability to generate cash to reduce debt.”

In addition, the Company has received commitments for up to $20 million of additional investment from D.E. Shaw Laminar Portfolios, L.L.C., Goldman Sachs & Co. and Sigma Capital Management, LLC. The Company believes these commitments will assist in its compliance with financial covenants under its credit agreements during the entire 2008 year.

Commenting on the commitments, Jack Johnson, President and Chief Executive Officer of Foamex, said, “With these commitments, our major shareholders have shown that they are very supportive of the Company, and now management can spend more time and effort on our operational and strategic growth plans.”

About Foamex International Inc.

Foamex, headquartered in Linwood, PA, is a leading producer of polyurethane foam-based solutions and specialty comfort products. The Company services the bedding, furniture, carpet cushion and automotive markets and also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at http://www.foamex.com.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by representatives of the Company may contain forward-looking statements within the meaning of Section 27Aof the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, future operating results, operating efficiencies, future market prices and margins, future energy costs, future government and legislative action, future cost savings, future benefit costs, the Company’s liquidity and ability to finance its operations, and other statements that are not historical facts that involve certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company’s most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it was made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

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